This announcement is not an offer to purchase or a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated December
 8, 2000 and the related Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by Wasserstein Perella &
      Co., Inc. (the "Dealer Manager") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
    (INCLUDING THE ASSOCIATED PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                             LANIER WORLDWIDE, INC.
                                       AT
                              $3.00 NET PER SHARE
                                       BY
                              LW ACQUISITION CORP.
                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF
                              RICOH COMPANY, LTD.

    LW Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly-owned subsidiary of Ricoh Company, Ltd., a Japanese corporation ("Parent"), is offering to purchase any and all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Lanier Worldwide, Inc., a Delaware corporation (the "Company"), at a price of $3.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 8, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Unless the context indicates otherwise, all references to Shares shall include the associated Rights issued pursuant to the Stockholder Protection Rights Agreement, dated November 5, 1999, between the Company and Mellon Investor Services, L.L.C., formerly ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

       THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK
          CITY TIME, ON JANUARY 8, 2001 UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES OF COMMON STOCK THAT WOULD CONSTITUTE ON THE DATE OF PURCHASE A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY-DILUTED BASIS (ASSUMING THE EXERCISE OF ALL STOCK OPTIONS AND EXCLUDING ANY SHARES HELD BY THE COMPANY OR ANY OF ITS SUBSIDIARIES), (2) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER HAVING EXPIRED OR BEEN TERMINATED, (3) THE OFFER AND MERGER BEING ABLE TO BE CONSUMMATED UNDER EUROPEAN UNION

COUNCIL REGULATION (EEC) NO. 4064/89, (4) RECEIPT OF REQUIRED ANTITRUST OR COMPETITION CONSENTS, APPROVALS OR WAIVERS FROM THE REPUBLIC OF COLOMBIA AND THE REPUBLIC OF POLAND AND (5) THE CONSUMMATION, ON OR PRIOR TO DECEMBER 31, 2000, OF THE TRANSACTIONS CONTEMPLATED BY THE VOICE PRODUCTS ASSET PURCHASE AGREEMENT. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTIONS 15 AND 16 OF THE OFFER TO PURCHASE.

    THE OFFER IS NOT CONDITIONED UPON PARENT OR PURCHASER OBTAINING FINANCING.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 29, 2000 (the "Merger Agreement"), among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that upon the terms and subject to the conditions therein, as soon as practicable after the consummation of the Offer, Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"). Pursuant to the Merger, each outstanding Share (other than Shares held by the Company as treasury shares or Shares owned by Parent or its affiliates, which will in either case be canceled and no payment made with respect thereto, and other than Shares, if any, held by shareholders who have properly exercised dissenters' rights in accordance with Delaware law) will be converted into the right to receive $3.00 in cash without interest.

    THE BOARD OF DIRECTORS OF THE COMPANY BY UNANIMOUS VOTE (I) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE, IN THE BELIEF OF THE BOARD OF DIRECTORS, FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, (II) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DECLARED THEIR ADVISABILITY AND (III) RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT THERETO AND, AS REQUIRED BY LAW, APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

    Purchaser reserves the right, under certain circumstances, at any time or from time to time, to extend the period of time during which the Offer is open by providing oral or written notice of such extension to Mellon Investor Services, L.L.C. (the "Depositary"). Any such extension will be followed as promptly as practicable by public announcement.

    For purposes of the Offer, Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or a confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC"), or, in the case of Shares held as Direct Registration Shares, completion of the appropriate section of the Letter of Transmittal, (ii) a properly completed and duly executed Letter of Transmittal and (iii) any other required documents.

    Tenders of Shares made pursuant to the Offer may be withdrawn at any time until the Offer has expired, and, unless theretofore accepted for payment, may be withdrawn after February 5, 2001 or at such later time as may apply if the Offer is extended. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Shares.

    The Company has provided the Purchaser with the Company's stockholder lists and security position listing for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or in the names of whose nominees, appear on the stockholder lists of the Company or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated by reference into this summary advertisement.

    THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at Purchaser's expense. Questions or requests for assistance may be directed to the Information Agent.

                    The Information Agent for the Offer is:

                                     [LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                         Call Toll Free: (800) 322-2885

                      THE DEALER MANAGER FOR THE OFFER IS:

                        WASSERSTEIN PERELLA & CO., INC.

                              31 West 52nd Street
                            New York, New York 10019
                         (212) 969-2700 (Call Collect)

December 8, 2000

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